      As filed with the Securities and Exchange Commission on May 2, 2002
                                                     Registration No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            -----------------------

                              DATATEC SYSTEMS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           Delaware                                            94-2914253
(State or Other Jurisdiction of                             (I.R.S. Employer
Incorporation or Organization)                            Identification Number)

                                 23 Madison Road
                           Fairfield, New Jersey 07004
                                 (973) 808-4000
                          -----------------------------
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                  Isaac J. Gaon
                             Chief Executive Officer
                              Datatec Systems, Inc.
                                 23 Madison Road
                           Fairfield, New Jersey 07004
                                 (973) 808-4000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                        of Agent For Service of Process)
                          -----------------------------

                                   Copies to:

                            Robert H. Friedman, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200

                          -----------------------------

            Approximate  date of  commencement  of proposed  sale to the public:
From time to time after this Registration Statement becomes effective.

            If the only  securities  being  registered  on this  Form are  being offered pursuant to dividend or interest  reinvestment  plans,  please check the following box. / /

            If any of the  securities  being  registered  on this Form are to be offered  on a  delayed  or  continuous  basis  pursuant  to Rule 415  under  the
Securities Act of 1933,  other than  securities  offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

            If this  Form is  filed to  register  additional  securities  for an offering  pursuant to Rule 462(b)  under the  Securities  Act,  please check the following box and list the Securities Act  registration  statement number of the earlier effective registration statement for the same offering. / /

            If this Form is a  post-effective  amendment  filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities
Act  registration   statement  number  of  the  earlier  effective  registration statement for the same offering. / /

            If delivery  of the  prospectus  is expected to be made  pursuant to
Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                              Proposed                 Proposed
                                                               Maximum                 Maximum
                                          Amount to be      Offering Price        Aggregate Offering           Amount of
Title of Shares to be Registered         Registered(1)        Per Share                 Price               Registration Fee
--------------------------------------------------------------------------------------------------------------------------------

Common Stock, $.001 par value per        4,651,162(2)          $0.895(3)             $4,162,789.99            $382.98
share, issuable upon conversion of
debentures (the "Debentures")
issued to certain investors in
connection with a private placement
consummated on April 3, 2002 (the
"Private Placement")

--------------------------------------------------------------------------------------------------------------------------------

Common Stock, $.001 par value per            270,000          $1.416(4)                $382,320.00              $35.17
share, issuable upon exercise of
warrants issued to certain
investors in connection with the
Private Placement (the "Investor
Warrants")

--------------------------------------------------------------------------------------------------------------------------------

Common Stock, $.001 par value per             75,000           $1.44(4)                $108,000.00               $9.94
share, issuable upon exercise of
warrants issued to a certain
financial advisor in connection
with the Private Placement (the
"Advisor Warrants")

--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
          Total............................................................................................... $428.09
============================================================================================================================================ ============================

(1)    In the event of a stock split,  stock  dividend and similar  transactions involving the  Registrant's  Common  Stock,  $.001 par value (the "Common
       Stock"), the shares registered hereby shall automatically be increased or decreased  pursuant to Rule 416 of the Securities Act of 1933, as amended
       (the "Securities Act").

(2)    The number of shares being  registered  is based on a negotiated  formula with  respect to the number of shares  issuable  upon  conversion  of the
       Debentures.

(3)    Estimated  solely for the purpose of calculating the  registration fee in accordance  with Rule 457(c) of the Securities  Act, based on the average of the high and low prices of the Registrant's Common Stock on The Nasdaq
       National Market ("Nasdaq") on May 1, 2002.

(4)    The exercise price of each of the Investor  Warrants and Advisor Warrants is  $1.416  and  $1.44,  respectively.  Pursuant  to Rule  457(g)  of the
       Securities Act, the registration fee for the Common Stock underlying such securities is calculated on the basis of the exercise prices thereof.

       The Registrant hereby amends this Registration  Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further  amendment  which  specifically  states  that  this  Registration
Statement shall  thereafter  become effective in accordance with Section 8(a) of the  Securities  Act of 1933 or until the  Registration  Statement  shall become effective on such date as the  Securities and Exchange  Commission  (the "SEC"),
acting pursuant to said Section 8(a), may determine.

The  information in this  prospectus is not complete and may be changed.  We may not sell  these  securities  until the  registration  statement  filed  with the
Securities and Exchange Commission is effective. This prospectus is not an offer to  sell  these  securities  and it is not  soliciting  an  offer  to buy  these securities in any state where the offer or sale is not permitted.

                    SUBJECT TO COMPLETION, DATED May 2, 2002

                                   PROSPECTUS

                        4,996,162 SHARES OF COMMON STOCK

                              DATATEC SYSTEMS, INC.

            The selling  stockholders listed in this prospectus are offering and selling  from time to time up to  4,996,162  shares of Common  Stock of  Datatec
Systems,  Inc.  ("Datatec").  We will not receive any of the proceeds  from such sale.

            Our Common Stock is listed on The Nasdaq  National  Market under the symbol  "DATC." The last  reported bid price for the Common Stock on May 1, 2002 was $0.88 per share.

            The selling  stockholders  may sell the securities from time to time on any stock  exchange or automated  interdealer  quotation  system on which the securities are listed, in the  over-the-counter  market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.

            Our  principal  executive  offices are  located at 23 Madison  Road,
Fairfield, New Jersey 07004, and our telephone number is (973) 808-4000.

--------------------------------------------------------------------------------

This investment  involves a high degree of risk. See "Risk Factors" beginning on page 2.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Neither  the  Securities  and  Exchange  Commission  nor  any  State  securities commission has determined whether this prospectus is truthful or complete.  They have not made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                   The date of this prospectus is May 2, 2002.

                                  RISK FACTORS

            The purchase of our Common Stock involves a high degree of risk. You should carefully  consider the following risk factors and the other  information in this prospectus before deciding to invest in such Common Stock.

WE HAVE INCURRED OPERATING LOSSES IN OUR BUSINESS

            We have  incurred  net losses of  approximately  $1,921,000  for the fiscal quarter ended January 31, 2002 and  $21,145,000 for the fiscal year ended
April 30, 2001. We may not generate  sufficient revenues to meet our expenses or to operate profitably in the future.

OUR LIQUIDITY IS LIMITED

            As of January 31, 2002, we had cash and cash equivalents of $80,000.
Our working  capital was  approximately  ($4,376,000) at January 31, 2002 and we have had a previous history of limited working capital. We anticipate,  based on currently  proposed plans and assumptions  relating to our operations,  that our existing  capital  resources will be sufficient to satisfy our anticipated  cash requirements  for at least 12 months.  In the event that our plans change or our assumptions  change  or  prove  to be  inaccurate,  we may be  required  to seek additional financing to finance our working capital  requirements.  There can be no assurance that any additional financing, if required, will be available to us on  acceptable  terms,  if  at  all.  As of  April  29,  2002,  we  had  maximum availability of approximately  $2,254,000 under our credit facility arrangement, subject to certain collateral levels, with IBM Credit Corporation.

ON FOUR RECENT OCCASIONS OUR WHOLLY OWNED SUBSIDIARY WAS IN VIOLATION OF CERTAIN
COVENANTS IN ITS NEW CREDIT FACILITY

            In  November  2000,  Datatec's  wholly  owned  subsidiary,   Datatec
Industries Inc. (the "Subsidiary"), replaced its existing credit facility with a
$21 million credit  facility  arrangement  with IBM Credit  Corporation  ("IBM")
consisting of (i) an $18 million three year revolving  credit  facility (line of credit)  and  (ii)  a $3  million  three  year  term  loan  payable  in  monthly installments of principal and interest.  The Subsidiary's  obligations under the credit  facility are guaranteed by Datatec.  In January 2001, the Subsidiary was not in compliance with certain  covenants of the credit  facility.  As a result,
IBM  agreed  to amend the  credit  facility  agreement  which  provided  for the following:  (a)  reduction  in the line of  credit  to $14  million  (which  was subsequently  increased  to $16 million on July 25,  2001),  (b) revision of the covenants  to  reflect  current  business  conditions  and (c)  increase  in the interest  rates in the  revolver  and term  loans to prime  plus  3.0% and 3.5%, respectively.  In July 2001, the Subsidiary was again not in compliance with the new covenants in the amended credit facility agreement. As a result, on July 26,
2001, IBM agreed to a second  amendment to the credit  facility  agreement under which IBM waived certain covenants the Subsidiary had previously violated. After again  failing to comply with  covenants  in the amended  credit  facility,  IBM agreed to a third  amendment to the credit  facility on December  14,  2001.  On
March 14, 2002, IBM agreed to a fourth  amendment to the credit facility whereby
IBM waived certain  covenants that were violated by the Subsidiary and increased the  interest  rate on the  term  loans  to  prime  plus  4.25%.  In view of the
Subsidiary's  failure  to  comply  with the  covenants  in its  credit  facility arrangement,  no

                                      -2-

assurance  can be given that the  Subsidiary  will be able to continue to comply with the revised loan covenants.

WE HAVE RISKS RESULTING FROM SIGNIFICANT AMOUNTS OF DEBT

            As of January 31, 2002,  we had  outstanding  debt of  approximately
$16,505,000. Our level of debt and the limitations imposed on us by our existing or future debt agreements  could have  significant  consequences on our business and future prospects, including the following:

            o     We may not be able to obtain necessary financing in the future
                  for  working  capital,  capital  expenditures,   debt  service
                  requirements or other purposes.

            o     Our  less  leveraged  competitors  could  have  a  competitive advantage  because  they have greater  flexibility  to utilize their cash flow to improve their operations.

            o     We could be more  vulnerable in the event of a downturn in our business  that would leave us less able to take  advantage  of significant business  opportunities and to react to changes in market or industry conditions.

OUR OPERATING RESULTS MAY FLUCTUATE

            Our  quarterly  operating  results have varied in the past,  and may vary  significantly  in the  future,  depending  on  factors  that  include  the following:

            o     market acceptance of new or enhanced versions of our services;

            o     changes in our  customer  mix and  changes in the level of our operating expenses;

            o     the gain or loss of significant customers; and

            o     personnel  changes and economic  conditions  in general and in the information technology industry in particular.

Any unfavorable  change in these or other factors could have a material  adverse effect on our  operating  results  for a  particular  quarter.  Changes  in such factors  also make the  prediction  of revenue  and results of  operations  on a
quarterly  basis  difficult,   and  performance   forecasts  derived  from  such
predictions unreliable.

            We  have  also   experienced   large   fluctuations  in  sales  from
quarter-to-quarter  due to  substantial  sales  to  customers  in the  retailing industry.  Typically, these customers delay improvements and enhancements during the fourth quarter of the calendar year to avoid costly interruptions during the holiday  sales  season.  In addition,  a  substantial  portion of our  operating
expenses  are  related  to  personnel,  facilities,   inventory,  equipment  and
marketing  programs.  The level of spending for such expenses cannot be adjusted quickly and is therefore fixed in the short term. The level of these expenses is based, in significant part, on our expectations of future revenue on a quarterly basis.  If actual  revenue  levels on a quarterly  basis are below  management's

                                      -3-

expectations,  results of operations are likely to be adversely affected because only a small amount of our expenses varies with our revenue in the short term.

WE FACE CERTAIN RISKS ASSOCIATED WITH LARGE PROJECTS

            Due to the nature and size of  implementation  projects  that we are now pursuing,  there is a longer lead time between the initiation of prospective business  and the  consummation  of a  transaction,  if any. As such,  there are likely to be substantial  fluctuations in sales volume from  month-to-month  and quarter-to-quarter. The fluctuations in our operating results increases our risk of failure,  especially given our present level of working capital. As a result, if we  experience  lower than  expected  sales volume for an extended  period of time, it may have a material adverse effect on our business, financial condition and results of operations.

OUR  BUSINESS  IS  VERY  COMPETITIVE  AND  INCREASED  COMPETITION  COULD  HAVE A
SIGNIFICANT IMPACT ON OUR EARNINGS

            We compete with a number of other companies  involved in the design, configuration,  installation,  integration, deployment and servicing of computer networking  technologies.  The market for such  services  is highly  fragmented, intensely  competitive  and  rapidly  changing.  Some  of our  competitors  have significantly  greater resources and better  brand-name  recognition than us. In addition,  there are  relatively  low barriers to entry in these markets and new competition may arise either from expansion by established companies or from new emerging  companies.  Increased  competition  may result in  pressure  for price reductions and related reductions in gross margins and market share. In addition to direct  competition,  we face  indirect  competition  from our  existing  and potential  future  customers,  many of which  internally  design,  integrate and deploy their own technologies  for their particular  needs, and therefore may be reluctant to use services  offered by  independent  providers such as us. We may not be able to successfully compete against current and future competitors.

            The following are the competitive  factors that we believe will have a significant effect on our ability to compete successfully:

            o     To achieve our goal of larger market  share,  we must continue to  enhance  our  existing  services,  introduce  new  service
                  offerings,   recruit  and  train  additional   deployment  and
                  engineering  staff,  and recruit and train sales and marketing professionals.

            o     We believe that our ability to increase profit margins depends upon a number of factors  both within and beyond our  control, including performance, price, quality and breadth of services.

            o     We  believe   that  our   ability  to   successfully   educate
                  prospective  customers as to the advantages of our services is vital to the  recruitment of companies who internally  design,
                  integrate  and  deploy  their  own   technologies   for  their
                  particular needs.

                                      -4-

WE DEPEND ON STRATEGIC ALLIANCES AND INDIRECT CUSTOMERS

            A major part of our growth  strategy  is to market our  services  in
part  through   indirect   customers  and  strategic   alliances   with  systems
manufacturers,       systems       integrators,       independent       software
developers/distributors,  and  telecommunications  carriers,  that  utilize  our services to provide joint solutions to customers.  For example,  we have entered into a non-exclusive  agreement with Cisco Systems,  Inc.,  pursuant to which we have agreed to provide implementation  services to customers of Cisco. Cisco may terminate its agreement with us at any time, with or without cause.  Termination of the Cisco agreement,  or any similar  agreement,  may have a material adverse effect on our business,  financial condition and results of operations.  Because we  utilize  and will  continue  to utilize  indirect  customers  and  strategic alliances as a significant distribution channel, we are subject to the risk that our indirect  customers or strategic partners will discontinue or decrease their use of our services for reasons  unrelated to the quality or price of, or demand for, our services.  We are also subject to the risk that the demand for products and services sold by our indirect  customers or strategic partners will decline, which could have a material adverse effect on our business,  financial condition and results of operations.

WE DEPEND ON CERTAIN SIGNIFICANT CUSTOMERS

            During each of the past two fiscal years, sales of our services to a limited number of customers  have accounted for a substantial  percentage of our total net sales. Our 15 largest customers accounted for approximately 82% of our revenues for the year ended April 30, 2001 and approximately 73% of our revenues for the year ended April 30, 2000. This concentration of customers can cause our net  sales and  earnings  to  fluctuate  from  quarter-to-quarter,  based on the requirements  of our customers and the timing of delivery of services.  Although the particular  customers are likely to change from period to period, we believe that large orders from a limited  number of customers  will  continue to account for a substantial  portion of our revenues in any fiscal period.  In any period, the  unexpected  loss of or decline in net sales from a major  customer,  or the failure to generate  significant  revenues  from other  customers,  could have a material  adverse  effect on our  business,  financial  condition and results of operations.

BACKLOG IS AN UNRELIABLE MEASURE OF FUTURE SALES

            From  time to  time,  we  disclose  an  amount  of  backlog  for our services,  which typically  consists of purchase orders,  written agreements and other oral  agreements  with  customers  for which a customer has  scheduled the provision of services within the next 12 months.  Orders included in backlog may
be  canceled  or  rescheduled  by  customers  without  penalty.   A  variety  of
conditions, both specific to the individual customer and generally affecting the customer's industry,  may cause customers to cancel, reduce or delay orders that were previously made or anticipated.  We cannot assure the timely replacement of canceled,  delayed or reduced  orders.  Significant  or numerous  cancellations, reductions  or  delays  in  orders by a  customer  or group of  customers  could materially  adversely  affect our business,  financial  condition and results of operations.  Backlog should not be relied upon as indicative of our revenues for any future period.

                                      -5-

WE ARE DEPENDENT ON CERTAIN KEY PERSONNEL

            Our success  depends in large part upon the  abilities of our senior management,  including,  Isaac Gaon, our Chairman of the Board,  Chief Executive
Officer and acting Chief Financial Officer. The loss of the services of Mr. Gaon or any other member of senior management could have a material adverse effect on our  business.  We have an employment  agreement  with Mr. Gaon which expires on
April 30, 2003. The employment agreement may be terminated by us for cause or by
Mr. Gaon for good  reason.  Our future  success  and growth also  depends on our ability to continue to attract,  motivate and retain highly qualified employees, including those with the technical,  managerial,  sales and marketing  expertise
necessary  to  operate  our   business.   Competition   for   personnel  in  the
configuration,  integration and deployment services industry is intense,  and we cannot assure you that we will be successful  in attracting  and retaining  such personnel.  Departures  and  additions of key personnel may be disruptive to our business and could have a material  adverse  effect on our  business,  financial condition and results of operations.

WE DEPEND UPON UNIONIZED LABOR

            A  substantial  portion of our  deployment  force is employed  under contracts  with the  International  Brotherhood  of  Electrical  Workers and the
International  Brotherhood of Electrical Workers Local 1430. Our union employees are responsible for the deployment of our services.  Any work stoppages or other labor  disturbances  could  have a  material  adverse  effect  on our  business, financial condition and results of operations.

OUR PRODUCTS AND SERVICES HAVE LIMITED PROPRIETARY PROTECTION

            Most  of  our  intellectual  property  consists  of  proprietary  or confidential  information  that is not  subject to patent  protection.  Existing trade secret laws offer only limited protection. The steps that we have taken to protect these proprietary rights may not be adequate to deter misappropriation.

            Although we do not believe that we are infringing  the  intellectual property  rights of others,  there can be no assurance that such claims will not be  asserted.  Any such  litigation  could be  costly  and  divert  management's attention, either of which could have a material adverse effect on our business, financial  condition and results of operations.  Adverse  determinations in such litigation  could result in the loss of our  proprietary  rights,  subject us to significant  liabilities,  require us to seek  licenses  from  third  parties or prevent us from  selling  our  services,  any one of which would have a material adverse effect on our business, financial conditions and results of operations.

OUR COMMON STOCK PRICES ARE VOLATILE

            The market  price of our  Common  Stock is very  volatile,  with per share  closing  bids  ranging  from a low of  approximately  $.46  to a high  of approximately  $9.13  over  the  period  from  May  1,  2000  to  May  1,  2002.
Announcements by us or by our competitors of technological or other  innovations for new commercial products or services developments concerning propriety rights or  governmental  regulations,  changes in  financial  estimates  by  securities analysts, or general conditions

                                      -6-

in the economy or the market for our services, some of which may be unrelated to our  performance  and beyond our control,  may have a significant  effect on our business  and on the  market  price of our  securities.  Sales of a  substantial number of shares by existing  security holders could also have an adverse effect on the market price of our securities.  The stocks of many technology  companies have  experienced  extreme  price  and  volume  fluctuations  unrelated  to  the operating performance of those companies.

ANTI-TAKEOVER  EFFECTS OF CERTAIN CHARTER  PROVISIONS,  OUR RIGHTS AGREEMENT AND
DELAWARE LAW MAY NEGATIVELY  AFFECT THE ABILITY OF A POTENTIAL BUYER TO PURCHASE
ALL OR SOME OF OUR STOCK AT AN OTHERWISE ADVANTAGEOUS PRICE, WHICH MAY LIMIT THE
PRICE INVESTORS ARE WILLING TO PAY FOR OUR COMMON STOCK

            Our Certificate of  Incorporation  (the "Charter")  contains certain provisions that may have anti-takeover  effects which may have a negative effect on the  price  investors  are  willing  to  pay  for  our  Common  Stock.  These provisions, among other things

            o     prevent   stockholders  from  calling  a  special  meeting  of
                  stockholders;
            o     prohibit cumulative voting in the election of directors;
            o     prohibit stockholder action by written consent; and
            o     provide  for removal of  directors  by  stockholders  only for cause.

Moreover,  our Charter  authorizes the issuance of a maximum of 4,000,000 shares of Preferred Stock. Therefore, the rights of the holders of our Common Stock are subject to, and may be  adversely  affected by, the rights of the holders of our
Preferred Stock that may be issued in the future.  In addition,  the issuance of
Preferred  Stock  could have a dilutive  effect on the  holdings  of our current stockholders.

            We are  subject to the  provisions  of Section  203 of the  Delaware
General  Corporation  Law, as amended  (the  "DGCL"),  which  restricts  certain business  combinations  with interested  stockholders even if such a combination would be beneficial  to all  stockholders.  In general,  Section 203 of the DGCL would require a two-thirds  vote of  stockholders  for any business  combination
(such as a merger or sale of all or substantially  all of our assets) between us and an  "interested  stockholder"  unless  such  transaction  is  approved  by a majority of the  disinterested  directors or meets certain  other  requirements.
These  provisions  could deprive  stockholders  of an  opportunity  to receive a premium  for their  Common  Stock as part of a sale of Datatec or may  otherwise discourage a potential acquiror from attempting to obtain control of Datatec.

            We have adopted a Rights Agreement commonly referred to as a "poison pill" that grants holders of our Common Stock  preferential  rights in the event of an unsolicited  takeover attempt.  These rights are denied to any stockholder involved  in  the  takeover  attempt  and  this  has  the  effect  of  requiring cooperation  with our Board of  Directors.  This may also prevent an increase in the market price of our Common Stock  resulting from actual or rumored  takeover attempts.  The Rights Agreement could also discourage  potential  acquirors from making unsolicited acquisition bids.

                                      -7-

                       WHERE YOU CAN FIND MORE INFORMATION

            We file annual,  quarterly and special reports, proxy statements and other  information  with the SEC.  You may read and copy any document we file at the SEC's public  reference  rooms in  Washington,  D.C.,  New York, New York or
Chicago,  Illinois.  You may obtain further  information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also  available  to the  public  over  the  Internet  at the  SEC's  website  at
http://www.sec.gov.  You may also request copies of such documents, upon payment of a  duplicating  fee,  by  writing  to  the  SEC at 450  Fifth  Street,  N.W.,
Washington,  D.C.  20549.  Reports and other  information  regarding  our Nasdaq listing  may be  inspected  at the  offices  of Nasdaq  at 1735 K Street,  N.W.,
Washington,   D.C.   20006  or  over  the   Internet  at  Nasdaq's   website  at
http://www.nasdaq.com.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            Datatec  Systems,  Inc.  has  filed  with  the SEC,  a  registration statement  on Form S-3  under  the  Securities  Act of  1933,  as  amended  (the
"Securities  Act"),  covering the securities  offered by this  prospectus.  This prospectus  does not  contain  all of the  information  that you can find in our registration statement and the exhibits to the registration statement.

            The SEC allows us to  "incorporate  by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information  incorporated by reference is considered to be part of this prospectus,  and later  information filed with the
SEC will update and supersede this information.  We incorporate by reference the documents  listed below and any future  filings made with the SEC under  Section
13(a),  13(c),  14, or 15(d) of the Securities  Exchange Act of 1934, as amended
(the "Exchange Act").

            (a)   Our Annual  Report on Form 10-K,  for the year ended April 30,
                  2001;

            (b)   Our Quarterly  Report on Form 10-Q, for the quarter ended July
                  31, 2001;

            (c)   Our  Quarterly  Report on Form  10-Q,  for the  quarter  ended
                  October 31, 2001;

            (d)   Our  Quarterly  Report on Form  10-Q,  for the  quarter  ended
                  January 31, 2002;

            (e)   Our  Current  Report  on  Form  8-K  filed  November  5,  2001 reporting the exchange of 100,000 shares of Series A Preferred
                  Stock of eDeploy.com,  Inc., our wholly owned subsidiary, held by Cisco Systems,  Inc.  ("Cisco") for 1,021,382 shares of our
                  Common  Stock  pursuant to a Stock  Purchase  Agreement by and between Cisco and us;

            (f)   Our Current  Report on Form 8-K filed April 5, 2002  reporting the issuance of an aggregate of $2,000,000 principal amount of subordinated  secured  convertible  debentures and warrants to purchase an  aggregate  of 270,000  shares of our Common

                                       -8-

                  Stock   pursuant  to  a   Subordinated   Secured   Convertible
                  Debentures  and Warrants  Purchase  Agreement by and among us,
                  Halifax Fund, L.P. and Palladin Opportunity Fund, L.L.C.;

            (g)   Our Current  Report on Form 8-K filed April 18, 2002 reporting the change in our  independent  auditors  to Deloitte & Touche
                  LLP from Arthur Andersen LLP; and

            (h)   The   description  of  our  Common  Stock   contained  in  our
                  registration  statement  on Form  8-A  filed  May 2,  1996.

            You may request a copy of these  filings,  at no cost, by writing or telephoning us at Datatec Systems, Inc., 23 Madison Road, Fairfield,  New Jersey
07004, Attention: Chief Financial Officer, telephone (973) 808-4000.

                                  ABOUT DATATEC

            We are in the  business of providing  rapid and accurate  technology deployment  services and licensing  software  tools,  designed to accelerate the delivery  of  complex  Information  Technology  (IT)  solutions  for  Technology
Providers and  Enterprises.  We market our services  primarily to large Original
Equipment  Manufacturers,  systems  integrators,  independent  software vendors, telecommunications  carriers and service providers as well as to a select number of Fortune  2000  customers  in the United  States and  Canada.  Our  deployment services include the following: (i) the process of "customizing" internetworking devices such as routers and switches,  and computing devices such as servers and workstations  to meet the  specific  needs of the  user,  (ii)  the  process  of integrating  these  hardware  devices  as well as  integrating  operational  and application  software  on a  network  to  ensure  they are  compatible  with the topology of the network and all legacy systems,  and (iii) the physical  process of installing technology on networks.

            We are  incorporated  in  Delaware  and our  stock is  traded on The
Nasdaq  National  Market  under the symbol  "DATC".  Our  executive  offices are located at 23 Madison Road, Fairfield, New Jersey 07004. Our telephone number is
(973) 808-4000.

                                 USE OF PROCEEDS

            The shares of Common Stock offered  hereby are being  registered for the  account  of selling  stockholders.  All net  proceeds  from the sale of the
Common  Stock  will go to the  stockholders  who  offer and sell  their  shares.
Accordingly, we will not receive any part of the proceeds from such sales.

                                       -9-

                              SELLING STOCKHOLDERS

            The  following  table  sets  forth  the name of each of the  selling stockholders,  the number of shares  beneficially  owned by each of the  selling stockholders  as of May 2, 2002,  the number of shares that may be offered under this  prospectus  and the number of shares of our Common  Stock owned by each of the selling stockholders after the offering is completed.

                                            Number of
                                            Shares of
                                              Common                        Maximum
                                              Stock                         Number of                     Shares
                                           Beneficially                   Shares to Be                   Beneficially
                                           Owned  Prior                   Offered for                   Owned After
 Name and Address                          to Offering(1)                   Resale                        Offering(2)
 ----------------                          --------------                   ------                        -----------

                                                                                                   Number          Percent
                                                                                                   ------          -------
Halifax Fund, L.P. (3)                     1,946,686 (4)                 3,690,872 (5)                0                0
c/o The Palladin Group, L.P.
195 Maplewood Avenue
Maplewood, NJ 07040

Palladin Opportunity Fund, L.L.C. (3)       648,895 (4)                  1,230,290 (5)                0                0
c/o The Palladin Group, L.P.
195 Maplewood Avenue
Maplewood, NJ 07040

Cardinal Securities, L.L.C. (6)              75,000(7)                      75,000                    0                0
555 North Point Center East
Suite 250
Alpharetta, GA 30022

(1)     The  calculation  of  shares  of  Common  Stock  beneficially  owned was determined in accordance with Rule 13d-3 of the Exchange Act.

(2)     Assumes  that  all  Common   Stock   offered  by  each  of  the  selling
        stockholders is sold.

(3)     Pursuant to a Subordinated  Secured Convertible  Debentures and Warrants
        Purchase  Agreement  (the "Purchase  Agreement"),  by and among Datatec,
        Halifax Fund, L.P.  ("Halifax") and Palladin  Opportunity  Fund,  L.L.C.
        ("Palladin"  and together with  Halifax,  the  "Investors")  dated as of
        April 3,  2002,  Halifax  was  issued  $1,500,000  principal  amount  of
        Subordinated  Secured  Convertible  Debentures  (the  "Debentures")  and
        warrants (the

                                      -10-

        "Warrants") to purchase 202,500 shares of Datatec's common stock, $0.001 par value per share  (the  "Common  Stock"),  and  Palladin  was  issued
        $500,000  principal amount of Debentures and Warrants to purchase 67,500 shares of  Datatec's  Common  Stock.  The  holder of each  Debenture  is entitled,  at its option, to convert at any time the principal amount of the Debenture or any portion  thereof,  together with accrued but unpaid interest,  into shares of Datatec's  Common Stock at a conversion  price for each  share of Common  Stock  equal to the lower of (a) $1.16 or (b)
        100% of the  average of the two lowest  closing bid prices of the Common
        Stock on the principal market during the twenty consecutive trading days ending with the last  trading day prior to the date of  conversion.  The conversion  price may not be less than the floor price of $0.65,  except to the extent that  Datatec  does not  exercise  its right to redeem the
        Debentures,  as more fully described  therein.  The conversion  price is subject to reduction in the event the Common Stock does not meet certain listing  requirements  or Datatec sells Common Stock in capital  raising transactions below the applicable  conversion price. Neither Halifax nor
        Palladin is entitled to convert its  Debentures or exercise its Warrants for shares of Common  Stock in excess of that number of shares of Common
        Stock that,  upon giving effect to such  conversion  or exercise,  would cause the aggregate number of shares of Common Stock  beneficially owned by Halifax or Palladin,  as the case may be, and its affiliates to equal
        9.99% of the outstanding shares of the Common Stock of Datatec following such  conversion  or  exercise.  Therefore,  both  Halifax and  Palladin disclaim beneficial ownership of any shares of Common Stock in excess of such amount.

(4)     Assumes  that  the  Debentures  held  by  the  selling  stockholder  are converted in full at a conversion  price  of $0.86,  and further assumes that the Warrants held by the selling stockholder are exercised in full.

(5)     These  shares  include  additional  shares that would be issuable to the selling  stockholder  upon  conversion  in full of its  Debentures  at a conversion price of $0.43.

(6)     Pursuant to a Contract of Engagement by and between Cardinal Securities,
        L.L.C.  ("Cardinal") and Datatec dated as of February 14, 2002, Cardinal was issued warrants to purchase 75,000 shares of Datatec's  Common Stock for general financial  advisory services rendered in connection with the consummation of the Purchase Agreement.

(7)     Assumes that the warrants held by the selling  stockholder are exercised in full.

            Our  registration of the shares included in this prospectus does not necessarily mean that each of the selling  stockholders  will opt to sell any of the shares offered  hereby.  The shares  covered by this  prospectus may be sold from time to time by the selling stockholders so long as this prospectus remains in effect.

                                 TRANSFER AGENT

            The transfer agent and registrar for our Common Stock is Continental
Stock Transfer & Trust Company, New York, New York.

                                      -11-

                              PLAN OF DISTRIBUTION

            The selling  stockholders,  or their  respective  pledgees,  donees, transferees or other successors in interest  (collectively referred to herein as
"selling stockholders"),  may sell the securities from time to time on any stock exchange or automated  interdealer  quotation system on which the securities are listed, in the over-the-counter  market, in privately negotiated transactions or otherwise,  at fixed prices that may be changed,  at market prices prevailing at the time of sale,  at prices  related to  prevailing  market prices or at prices otherwise negotiated. The selling stockholders may sell the securities by one or more of the following methods:

            (a)   block  trades in which the  broker or dealer so  engaged  will attempt to sell the  securities  as agent but may position and resell a portion of the block as principal to  facilitate  the transaction;

            (b)   purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

            (c)   ordinary brokerage  transactions and transactions in which the broker solicits purchases;

            (d)   privately negotiated transactions;

            (e)   short sales;

            (f)   through option or derivatives transactions; and

            (g)   any combination of any of these methods of sale.

            The selling  stockholders  may engage  brokers and dealers,  and any brokers or dealers may arrange for other  brokers or dealers to  participate  in effecting sales of the securities.  These brokers,  dealers or underwriters  may act as principals,  or as an agent of a selling stockholder.  Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a  stipulated  price  per  security.  If the  broker-dealer  is  unable  to sell securities  acting  as agent  for a  selling  stockholder,  it may  purchase  as principal any unsold  securities at the  stipulated  price.  Broker-dealers  who acquire  securities as principals may thereafter resell the securities from time to time in transactions on any stock exchange or automated interdealer quotation system on which the  securities  are then  listed,  at prices  and on terms then prevailing at the time of sale,  at prices  related to the  then-current  market price or in negotiated  transactions.  Broker-dealers may use block transactions and sales to and through  broker-dealers,  including  transactions of the nature described  above.  The selling  stockholders  may also sell the securities  that qualify  in  accordance  with Rule 144 under the  Securities  Act,  rather  than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

            To the extent  required  under the Securities  Act, as amended,  the aggregate amount of selling stockholders' securities being offered and the terms of the offering, the names of any agents, brokers,

                                      -12-

or dealers and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement.  Any dealers,  brokers or
agents   participating  in  the  distribution  of  the  securities  may  receive compensation in the form of underwriting discounts, concessions,  commissions or fees from a selling  stockholder  and/or  purchasers  of  selling  stockholders'
securities,  for  whom  they  may act  (which  compensation  as to a  particular broker-dealer might be in excess of customary commissions).

            The selling  stockholders  and any  brokers,  dealers or agents that participate  in  the  distribution  of  the  securities  may  be  deemed  to  be
"underwriters"  within the meaning of the  Securities  Act,  and any  discounts, concessions,  commissions  or fees received by them and any profit on the resale of the securities  sold by them may be deemed to be  underwriting  discounts and commissions.

            A selling  stockholder  may enter  into  hedging  transactions  with broker-dealers  and  the  broker-dealers  may  engage  in  short  sales  of  the securities in the course of hedging the positions  they assume with that selling stockholder,  including, without limitation, in connection with distributions of the securities by those broker-dealers.

            The selling stockholders and other persons participating in the sale or distribution  of the securities  will be subject to applicable  provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation
M. This  regulation  may limit the timing of  purchases  and sales of any of the
securities   by  the   selling   stockholders   and  any   other   person.   The
anti-manipulation  rules under the Exchange Act may apply to sales of securities in the  market  and to the  activities  of the  selling  stockholders  and their affiliates.  Furthermore,  Regulation  M may  restrict the ability of any person engaged  in the  distribution  of the  securities  to  engage  in  market-making activities  with respect to the particular  securities  being  distributed for a period of up to five business days before the distribution.  These  restrictions may affect the  marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

            Datatec has agreed to indemnify in certain circumstances the selling stockholders  against  certain  liabilities,  including  liabilities  under  the
Securities  Act. The selling  stockholders  have agreed to indemnify  Datatec in certain circumstances  against certain liabilities,  including liabilities under the Securities Act.

                                  LEGAL MATTERS

            The legality of the  securities  offered  hereby will be passed upon for us by Olshan  Grundman  Frome  Rosenzweig  &  Wolosky LLP, New York, New
York. Certain members of Olshan Grundman Frome Rosenzweig & Wolosky LLP hold shares of Common Stock. Mr. Robert Friedman, a director of Datatec Systems, Inc.
and a member of such firm also holds  options to purchase  additional  shares of
Common Stock.

                                     EXPERTS

            The  consolidated   financial   statements  as  of  April  30,  2001
incorporated by reference in this

                                      -13-

prospectus  and  elsewhere in the  registration  statement  have been audited by
Arthur  Andersen  LLP,  independent  public  accountants,  as indicated in their report with  respect  thereto,  and are  included  herein in  reliance  upon the authority of said firm as experts in giving said report.

                                      -14-

================================================================================

We have not  authorized any person to make a statement that differs from what is in this  prospectus.  If any person does make a statement that differs from what is in this  prospectus,  you should not rely on it.  This  prospectus  is not an offer to sell, nor is it seeking an offer to buy, these  securities in any state in which the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of its date,  but the  information  may change after that date.

                             ---------------------

                                TABLE OF CONTENTS

                                                                        Page

Risk Factors...........................................................   2
Where You Can Find More Information....................................   8
Incorporation of Certain Documents

                             ---------------------

================================================================================

================================================================================

                            DATATEC SYSTEMS, INC.

                                    4,996,162
                             Shares of Common Stock

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                   May 2, 2002

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    Other Expenses of Issuance and Distribution.
-------     -------------------------------------------

            The following  table sets forth the various  expenses  which will be paid  by us in  connection  with  the  securities  being  registered.  With  the exception of the SEC registration fee, all amounts shown are estimates.

SEC registration fee                                          $428.09
Legal fees and expenses (including Blue Sky)               $10,000.00
Accounting Fees and Expenses                                $1,000.00
Miscellaneous                                                 $571.91

            Total                                          $12,000.00
                                                            =========

ITEM 15.    Indemnification of Directors and Officers.
-------     -----------------------------------------

            The Certificate of  Incorporation  and the By-laws of the Registrant provides that the Registrant shall indemnify to the extent permitted by Delaware law any person whom it may indemnify thereunder,  including directors, officers, employees  and agents of the  Registrant.  Such  indemnification  (other than an order by a court) shall be made by the Registrant only upon a determination that indemnification  is proper in the  circumstances  because the individual met the applicable  standard of conduct.  Advances for such  indemnification may be made pending  such  determination.  In  addition,  the  Registrant's  Certificate  of
Incorporation  eliminates,  to the extent  permitted by Delaware  law,  personal liability of  directors  to the  Registrant  and its  stockholders  for monetary damages for breach of fiduciary duty as directors.

            The  Registrant's  authority to indemnify its directors and officers is governed by the provisions of Section 145 of the Delaware General Corporation
Law, as follows:

(a)    A corporation  shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or
       completed   action,   suit  or  proceeding,   whether  civil,   criminal,
       administrative or investigative  (other than action by or in the right of the  corporation)  by reason  of the fact  that he is or was a  director, officer,  employee or agent of the  corporation,  or is or was serving at the request of the corporation as a director,  officer, employee or agent of  another  corporation,  partnership,  joint  venture,  trust  or other enterprise,  against expenses  (including  attorneys'  fees),  judgments, fines and amounts paid in settlement  actually and reasonably incurred by the person in connection with such action, suit or proceeding if he acted in good  faith and in a manner  he  reasonably  believed  to be in or not opposed to the best  interests of the  corporation,  and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action,  suit or proceeding by  judgment,  order,  settlement,  conviction,  or  upon a plea  of nolo contendere or its equivalent,  shall not, of itself, create a presumption that  the  person  did not act in good  faith  and in a  manner  which he reasonably  believed to be in or not opposed to the best interests of the corporation,  and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b)    A corporation  shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was director, officer,  employee or agent of the  corporation,  or is or was serving at the request of the corporation as a director,  officer, employee or agent of  another  corporation,  partnership,  joint  venture,  trust  or other enterprise  against  expenses  (including  attorneys'  fees) actually and reasonably  incurred  by the  person in  connection  with the  defense or settlement  of such  action  or suit if he acted in good  faith  and in a manner  he  reasonably  believed  to be in or not  opposed  to  the  best interests of the corporation and except that no indemnification  shall be made in  respect of any  claim,  issue or matter as to which such  person shall have been adjudged to be liable to the corporation  unless and only to the  extent  that the Court of  Chancery  or the  court in which  such action or suit was brought shall determine upon

                                      II-1

       application  that,  despite the  adjudication of liability but in view of all the  circumstances  of the case, such person is fairly and reasonably entitled to indemnity  for such  expenses  which the Court of Chancery or such other court shall deem proper.

(c)    To the  extent  that  a  present  or  former  director  or  officer  of a corporation  has been successful on the merits or otherwise in defense of any action,  suit or proceeding referred to in subsections (a) and (b) of this section,  or in defense of any claim, issue or matter therein,  such person shall be indemnified against expenses (including  attorneys' fees)
       actually and reasonably incurred by such person in connection therewith.

(d)    Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the  corporation  only as authorized in the specific case upon a  determination  that  indemnification  of the present or former director,  officer,  employee or agent is proper in the circumstances  because he has met the applicable  standard of conduct set forth in  subsections  (a) and (b) of this  section.  Such  determination shall be made,  with  respect to a person who is a director or officer at the time of such  determination  (1) by a majority  vote of the directors who are not parties to such action, suit or proceeding,  even though less than a quorum,  or (2) by a committee  of such  directors  designated  by majority vote of such directors,  even though less than a quorum,  or (3)
       if there  are no such  directors,  or if such  directors  so  direct,  by
       independent   legal  counsel  in  a  written  opinion,   or  (4)  by  the
       stockholders.

(e)    Expenses  (including  attorneys' fees) incurred by an officer or director in defending a civil or criminal  action,  suit or proceeding may be paid by the  corporation  in advance of the final  disposition or such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director  or  officer  to repay  such  amount if it shall  ultimately  be determined  that such  person is not  entitled to be  indemnified  by the corporation  as  authorized in this  section.  Such expenses  incurred by former  directors  and officers and other  employees and agents may be so paid upon such terms and  conditions,  if any, as the  corporation  deems appropriate.

(f)    The  indemnification  and advancement of expenses provided by, or granted pursuant to, the other  subsections  of this section  shall not be deemed exclusive of any other rights to which those seeking  indemnification  or advancement of expenses may be entitled under any by, agreement,  vote of stockholders or disinterested  directors or otherwise,  both as to action in such person's  official  capacity and as to action in another capacity while holding such office.

(g)    A  corporation  shall have power to purchase  and  maintain  insurance on behalf of any person who is or was a director, officer, employee or agent of  the  corporation,  or is  or  was  serving  at  the  request  of  the corporation  as  a  director,  officer,  employee  or  agent  of  another corporation,  partnership,  joint  venture,  trust  or  other  enterprise against any liability  asserted  against such person and incurred by such person  in any such  capacity,  or  arising  out of his  status  as such, whether or not the  corporation  would have the power to  indemnify  such person against such liability under this section.

(h)    Forpurposes  of  this  section,  references  to the  "corporation"  shall include,  in  addition  to the  resulting  corporation,  any  constituent corporation  (including any  constituent of a constituent)  absorbed in a consolidation  or merger which, if its separate  existence had continued, would  have had the power  and  authority  to  indemnify  its  directors, officers,  and  employees  or agents,  so that any person who is or was a director,  officer, employee or agent of such constituent corporation, or is or was serving at the  request of such  constituent  corporation  as a director, officer, employee or agent of another corporation, partnership, joint  venture,  trust  or  other  enterprise,  shall  stand  in the same position  under this section  with respect to the  resulting or surviving corporation  as such person would have with  respect to such  constituent corporation if its separate existence had continued.

(i)    For purposes of this  section,  references to "other  enterprises"  shall include employee  benefit plans,  references to "fines" shall include any excise taxes  assessed on a person with  respect to any employee  benefit plan, and references to "serving at the request of the corporation" shall include  any  service as a  director,  officer,  employee,  or agent with respect to any employee benefit plan, its participants or  beneficiaries, and a  person  who  acted  in good  faith  and in a  manner  such  person reasonably  believed  to be in  the  interest  of  the  participants  and beneficiaries  of any employee benefit plan shall be deemed to have acted in a manner "not  opposed to the best  interests of the  corporation"  as referred to in this section.

                                      II-2

(j)    The  indemnification  and advancement of expenses provided by, or granted
       pursuant  to,  this  section  shall,   unless  otherwise   provided  when
       authorized  or  ratified,  continue as to a person who has ceased to be a director,  officer,  employee  or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)    The Court of Chancery is hereby  vested with  exclusive  jurisdiction  to
       hear  and   determine  all  actions  for   advancement   of  expenses  or
       indemnification   brought  under  this  section,   or  under  any  bylaw,
       agreement, vote of stockholders or disinterested directors, or otherwise.
       The Court of Chancery may summarily determine a corporation's  obligation to advance expenses (including attorneys' fees).

                                      II-3

ITEM 16.    Exhibits.
-------     --------

Exhibit No.

              4.1  Specimen   Certificate  of  the  Registrant's   Common  Stock
                   (incorporated by reference to the  Registrant's  registration statement on Form S-8, filed with the SEC on March 26, 1998).
              5.1  Opinion of Olshan  Grundman  Frome  Rosenzweig  & Wolosky LLP
                   with respect to legality of the Common Stock.
             23.1  Consent of Olshan  Grundman  Frome  Rosenzweig & Wolosky LLP,
                   included in Exhibit No. 5.1.
             23.2  Consent   of  Arthur   Andersen   LLP,   independent   public
                   accountants.
             24.1  Power of  Attorney,  included on the  signature  page to this
                   Registration Statement.

ITEM 17.    Undertakings.
-------     ------------

            (a) Insofar as  indemnification  for  liabilities  arising under the
Securities  Act of 1933, as amended (the  "Securities  Act") may be permitted to directors,  officers and controlling  persons of the Registrant  pursuant to the foregoing provisions,  or otherwise, the Registrant has been advised that in the opinion of the  Securities  and  Exchange  Commission  such  indemnification  is against  public  policy as expressed in the  Securities  Act and is,  therefore, unenforceable.  In the  event  that a claim  for  indemnification  against  such liabilities  (other than the payment by the  Registrant of expenses  incurred or paid by a  director,  officer or  controlling  person of the  Registrant  in the successful  defense  of an  action,  suit or  proceeding)  is  asserted  by such director,  officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been  settled by  controlling  precedent,  submit to a court of  appropriate jurisdiction the question whether such  indemnification  by it is against public policy as  expressed  in the  Securities  Act and will be  governed by the final adjudication of such issue.

            (b) The undersigned Registrant hereby undertakes:

                        (1) To file,  during any period in which offers or sales
are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously  disclosed in the  registration  statement or any material  change to such information in the registration statement;

                        (2) That, for the purpose of  determining  any liability
under the Securities Act, each such post-effective amendment shall be deemed to be a new registration  statement  relating to the securities offered therein, and the  offering  of such  securities  at that  time  shall be deemed to be the initial bona fide offering thereof.

                        (3)  To  remove   from   registration   by  means  of  a
post-effective  amendment any of the securities  being  registered  which remain unsold
at the termination of the offering.

                        (4) That,  for  purposes of  determining  any  liability
under the Securities  Act, the  information  omitted from the form of prospectus filed as part of this  Registration  Statement  in  reliance  upon Rule 430A and contained  in a form of  prospectus  filed by the  Registrant  pursuant  to Rule
424(b)(1) or (4) or 497(h) under the  Securities  Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

            (c) The undersigned  Registrant hereby undertakes that, for purposes of  determining  any  liability  under the  Securities  Act,  each filing of the
Registrant's  annual  report  pursuant to Section  13(a) or Section 15(d) of the
Securities  Exchange Act of 1934, as amended,  that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      II-4

                                   SIGNATURES

            Pursuant to the  requirements  of the  Securities  Act of 1933,  the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly authorized, in the City of Fairfield, State of New Jersey on the 2nd day of May,
2002.

                                   DATATEC SYSTEMS, INC.

                                   By:  /s/ Isaac J. Gaon
                                        -------------------------------------
                                        Isaac J. Gaon
                                        Chief Executive Officer

                                POWER OF ATTORNEY

            KNOW ALL MEN BY THESE  PRESENTS,  that each person  whose  signature appears  below  constitutes  and  appoints  ISAAC J.  GAON  his true and  lawful attorney-in-fact  with full power of substitution and resubstitution for him and in his name,  place and stead,  in any and all  capacities,  to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits  thereto,  and other documents in connection therewith,  with the Securities and Exchange  Commission,  hereby  ratifying and confirming all that said  attorney-in-fact  or his substitute may lawfully do or cause to be done by virtue hereof.

            Pursuant  to the  requirements  of the  Securities  Act of 1933,  as amended,  this  registration  statement  has been signed below by the  following persons in the capacities and on the dates indicated.

          Signature                         Title                                        Date
          ---------                         -----                                        ----

/s/ Isaac J. Gaon                        Chairman of the Board, Chief
--------------------------------         Executive Officer and Acting Chief
Isaac J. Gaon                            Financial Officer (principal
                                         executive and financial officer)            May 2, 2002

/s/ Frank Brosens                        Director                                    May 2, 2002
--------------------------------
Frank Brosens

/s/ Robert H. Friedman                   Director                                    May 2, 2002
--------------------------------
Robert H. Friedman

/s/ William J. Adams, Jr.                Director                                    May 2, 2002
--------------------------------
William J. Adams, Jr.

                                      II-5